uBid.com Holdings, Inc.

September 20, 2007

Via Hand Delivery
Personal and Confidential

Robert H. Tomlinson, Jr.
c/o uBid.com Holdings, Inc.
8725 W. Higgins Road, Suite 900
Chicago, IL 60631

Re:       Separation Agreement and Release

Dear Mr. Tomlinson:

As you know, your employment with uBid.com Holdings, Inc. (“the Company”) ended on September 20, 2007. The purpose of this Separation Agreement and Release letter (“Agreement”) is to set forth the specific separation pay that the Company will provide you in exchange for your agreement to the terms and conditions of this Agreement.

By your signature below, you agree to the following terms and conditions:

1.       End of Employment. Your employment with the Company ended effective September 20, 2007. Upon your receipt of your final paycheck, which included payment for services through September 20, 2007, you will have received all compensation owed to you by virtue of your employment with the Company or termination thereof. You are not eligible for any other payments or benefits except for those expressly described in this Agreement, provided that you sign and do not rescind this Agreement. The Company will send information to you regarding your COBRA rights under separate cover.

2.       Separation Pay. Specifically in consideration of your signing this Agreement and subject to the limitations, obligations, and other provisions contained in this Agreement, the Company agrees to pay you $95,489.11, which is the equivalent of your regular compensation through December 29, 2007, less applicable withholding, to be paid in a lump sum within ten business days after the expiration of the rescission period described in this Agreement.

3.       Release of Claims. Specifically in consideration of the separation pay described in Section 2, to which you would not otherwise be entitled, by signing this Agreement you, for yourself and anyone who has or obtains legal rights or claims through you, agree to the following:

a.       You hereby do release, agree not to sue, and forever discharge the Company of and from any and all manner of claims, demands, actions, causes of action, administrative claims, liability, damages, claims for punitive or liquidated damages, claims for attorney’s fees, costs and disbursements, individual or class action claims, or demands of any kind whatsoever, you have or might have against them or any of them, whether known or unknown, in law or equity, contract or tort, arising out of or in connection with your employment with the Company, or the termination of that employment, or otherwise, and however originating or existing, from the beginning of time through the date of your signing this Agreement.

b.       This release includes, without limiting the generality of the foregoing, any claims you may have for wages, bonuses, commissions, penalties, compensation, deferred compensation, vacation pay, other paid time off, separation benefits, defamation, invasion of privacy, negligence, emotional distress, improper discharge (based on contract, common law, or statute, including any federal, state or local statute or ordinance prohibiting discrimination or retaliation in employment), violation of the United States Constitution, the Illinois Constitution, the Illinois Human Rights Act, Ill. Rev. Stat. Ch. 775, the Illinois Equal Wage Act, Ill. Rev. Stat. Ch. 820, the Illinois Smokers’ Rights Law, Ch. 820, Title VII of the Civil Rights Act, 42 U.S.C. § 2000e et seq., the Age Discrimination in Employment Act, 29 U.S.C. §§ 621, et seq., the Americans with Disabilities Act, 42 U.S.C. § 12101 et seq., the Employee Retirement Income Security Act of 1976, 29 U.S.C. § 1001 et seq., the Family and Medical Leave Act, 29 U.S.C. § 2601 et seq., any claim arising under Illinois Statutes, any claim arising under Chicago or other local ordinances, including, but not limited to, the Chicago Human Rights Ordinance, and any claim for retaliation, harassment or discrimination based on race, color, religion, sex, pregnancy, national origin, ancestry, citizenship status, age, marital status, gender identity, sexual orientation, parental status, source of income status, military discharge status, military status, arrest record, or physical, mental or perceived handicap or disability, or other protected class, or sexual or other harassment. You hereby waive any and all relief not provided for in this Agreement. You understand and agree that, by signing this Agreement, you waive and release any past, present, or future claim to employment with the Company.

c.       If you file, or have filed on your behalf, a charge, complaint, or action, you agree that the payment described above in Section 2 is in complete satisfaction of any and all claims in connection with such charge, complaint, or action and you waive, and agree not to take, any award of money or other damages from such charge, complaint, or action.

d.       You are not, by signing this Agreement, releasing or waiving (1) any vested interest you may have in any 401(k) or profit sharing plan by virtue of your employment with the Company, (2) any rights or claims that may arise after the Agreement is signed, (3) the post-employment payment specifically promised to you under Section 2 of this Agreement, (4) the right to institute legal action for the purpose of enforcing the provisions of this Agreement, (5) any rights you have under workers compensation laws, (6) any rights you have under state unemployment compensation benefits laws, or (7) the right to file a charge of discrimination with a governmental agency, although, as noted above, you agree that you will not be able to recover any award of money or damages if you file such a charge or have a charge filed on your behalf.

e.       The Company, as used in this Agreement, shall mean uBid.com Holdings, Inc. and its and their parent, subsidiaries, divisions, affiliated entities, insurers, and its and their present and former officers, directors, shareholders, trustees, employees, agents, representatives, attorneys, and consultants, and the successors and assigns of each, whether in their individual or official capacities, and the current and former trustees or administrators of any pension or other benefit plan applicable to the employees or former employees of the Company, in their official and individual capacities..

4.       Notice of Right to Consult Attorney and Twenty-One (21) Day Consideration Period. By signing this Agreement, you acknowledge and agree that the Company has informed you by this Agreement that (1) you have the right to consult with an attorney of your choice prior to signing this Agreement, and (2) you are entitled to twenty-one (21) days from the receipt of this Agreement to consider whether the terms are acceptable to you. The Company encourages you to use the full 21-day period to consider this Agreement, but you have the right, if you choose, to sign this Agreement prior to the expiration of the twenty-one (21) day period.

5.       Notification of Rights under the Federal Age Discrimination in Employment Act (29 U.S.C. § 621 et seq.). You are hereby notified of your right to rescind the release of claims contained in Paragraph 3 with regard to your rights arising under the federal Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., within seven (7) calendar days of your signing this Agreement. In order to be effective, the rescission must (a) be in writing; (b) delivered to Patricia A. Hamm, EVP - Human Resources, uBid.com Holdings, Inc., 4400 Baker Road, Minnetonka, Minnesota 55343, by hand or mail within the required period; and (c) if delivered by mail, the rescission must be postmarked within the required period, properly addressed to Patricia A. Hamm as set forth above, and sent by certified mail, return receipt requested. This Agreement will be effective upon the expiration of the 7-day period without rescission. You understand that if you rescind any part of this Agreement in accordance with this Paragraph 5, you will not receive the separation pay described in Paragraph 2.

6.       Return of Property. By signing this Agreement, you acknowledge and agree that all documents and materials relating to the business of, or the services provided by, the Company are the sole property of the Company. By signing this Agreement you further agree and represent that you have returned to the Company all of its property, including but not limited to, all company documents, records and keys.

7.       Confidential and Proprietary Information. By signing this Agreement, you acknowledge and agree that you have had access in your employment with the Company to confidential and proprietary information of the Company and further acknowledge and agree that the release or disclosure of any confidential or proprietary information will cause the Company irreparable injury. By signing this Agreement, you acknowledge that you have not used or disclosed, and agree that you will not at any time use or disclose, directly or indirectly, to any other entity or person, any confidential or proprietary information of the Company. For purposes of this Agreement, the term “confidential or proprietary information” shall include, but not be limited to, information about the personal or business affairs of the Company’s customers, vendors, or employees.

8.       Confidentiality. You promise and agree not to disparage the Company or disclose or discuss, directly or indirectly, in any manner whatsoever, any information regarding either (a) the contents and terms of this Agreement, or (b) the substance and/or nature of any dispute between the Company and any employee or former employee, including yourself. You agree that the only people with whom you may discuss this confidential information are your legal and financial advisors and your spouse, if applicable, provided they agree to keep the information confidential, or as otherwise required by law.

9.       Sarbanes-Oxley Certifications. You promise and agree to provide Sarbanes-Oxley Section 302 and Section 906 Certifications, certified to the best of your knowledge, in support of the Sarbanes-Oxley Section 302 and Section 906 Certifications which will be required to be provided by the Company’s new Chief Executive Officer in the Company Quarterly Report on Form 10-Q for the period ending September 30, 2007.

10.       Remedies. If you breach any term of this Agreement, the Company shall be entitled to its available legal and equitable remedies, including but not limited to suspending and recovering any and all payments and benefits made or to be made under this Agreement and payment by you of the Company’s reasonable attorneys’ fees and costs. If the Company seeks and/or obtains relief from an alleged breach of this Agreement, all of the provisions of this Agreement shall remain in full force and effect.

11.       Non-Admission. It is expressly understood that this Agreement does not constitute, nor shall it be construed as an admission by the Company or you of any liability or unlawful conduct whatsoever. The Company and you specifically deny any liability or unlawful conduct.

12.       Successors and Assigns. This Agreement is personal to you and may not be assigned by you without the written agreement of the Company. The rights and obligations of this Agreement shall inure to the successors and assigns of the Company.

13.       Enforceability. If a court finds any term of this Agreement to be invalid, unenforceable, or void, the parties agree that the court shall modify such term to make it enforceable to the maximum extent possible. If the term cannot be modified, the parties agree that the term shall be severed and all other terms of this Agreement shall remain in effect.

14.       Law Governing. This Agreement shall be governed and construed in accordance with the laws of the State of Illinois.

15.       Full Agreement. This Agreement contains the full agreement between you and the Company and may not be modified, altered, or changed in any way except by written agreement signed by both parties. The parties agree that this Agreement supersedes and terminates any and all other written and oral agreements and understandings between the parties.

16. Acknowledgment of Reading and Understanding. By signing this Agreement, you acknowledge that you have read this Agreement, including the release of claims contained in Section 3, and understand that the release of claims is a full and final release of all claims you may have against the Company and the other entities and individuals covered by the release. By signing, you also acknowledge and agree that you have entered into this Agreement knowingly and voluntarily.

The offer contained in this Agreement will expire at 5:00 p.m. on October 12, 2007. After you have reviewed this Agreement and obtained whatever advice and counsel you consider appropriate regarding it, please evidence your agreement to the provisions set forth in this Agreement by dating and signing both copies of the Agreement. Please then return one copy of this Agreement to me in the envelope provided by no later than October 12, 2007. You should keep the other copy for your records. We wish you the best in your future endeavors.

Sincerely,

Steven Sjoblad
Chairman of the
Board of Directors

ACKNOWLEDGMENT AND SIGNATURE

By signing below, I, Robert H. Tomlinson, Jr., acknowledge and agree to the following:

•	I have had adequate time to consider whether to sign this Separation Agreement and Release.
•	I have read this Separation Agreement and Release carefully.
•	I understand and agree to all of the terms of the Separation Agreement and Release.
•	I am knowingly and voluntarily releasing my claims against the Company.
•	I have not, in signing this Agreement, relied upon any statements or explanations made by the Company except as for those specifically set forth in this Separation Agreement and Release.
•	I intend this Separation Agreement and Release to be legally binding.
•	I am signing this Separation Agreement and Release on or after my last day of employment with the Company.

Accepted this ______ day of __________________, 2007.

_______________________________
Robert H. Tomlinson, Jr.